MABCURE COMPLETES KEY ACQUISITION

Reno, Nevada (July 7, 2008) MabCure Inc. (the "Company" or "MabCure") (OTCBB: MBCI.OB).

The Company is pleased to announce the closing, today, of the acquisition of a proprietary platform technology for the rapid and efficient generation of monoclonal antibodies (MAbs). In its first application the Company will be focusing on creating novel MAbs against cancer markers (the "MAbs Technology").

The acquisition was made pursuant to an asset purchase agreement dated January 10, 2008, with Indigoleaf Associates Ltd. and Dr. Amnon Gonenne. The consideration given for the MAbs Technology was 25,638,400 shares in the common stock of the Company.

The Company is also pleased to announce that, in connection with the acquisition, Dr. Amnon Gonenne has been appointed as a director and the President and Chief Executive Officer of the Company. Dr. Gonenne replaces Yapp Moi Lee who has resigned as a director and the President, Chief Executive Officer and Chief Financial Officer. Other changes to the Company's management include, the appointment of Dr. Elisha Orr as a director and the Chief Technology Officer of the Company. Dr. Orr, the inventor of the MAbs Technology and a cancer researcher, replaces Pua Soo Siang. Additionally, Martin Bajic has been appointed as the Chief Financial Officer of the Company.

About MabCure

MabCure is a biotechnology company whose vision is to change the perception of cancer as a largely incurable disease. MabCure owns proprietary technology for the creation of unique and highly specific MAbs against several cancers which could potentially identify these diseases in their earliest stage. These MAbs are the first candidates for the development of novel diagnostic tools, imaging agents and drugs to treat the corresponding cancers. MabCure's primary mission is to develop novel diagnostics for the early detection of cancer when the disease is still localized and treatable, and where the chances for cure are greater than 90 percent. For further information visit the Company’s website www.mabcure.com

For further information, please contact:
Corporate Communications at 888-399-3989
info@mabcure.com

This news release contains “forward-looking statements”, as that term is defined in Section 27A of the United States Securities Act of 1933, as amended, and Section 21E of the United States Securities Exchange Act of 1934, as amended. Statements in this news release which are not purely historical are forward-looking statements and include any statements regarding beliefs, plans, expectations or intentions regarding the future. Such forward-looking statements include, among others, statements as to the intended uses of the proceeds received from the private placement.

Actual results could differ from those projected in any forward-looking statements due to numerous factors. Such factors include, among others, the change of business focus of the management of the Company and the inability of the Company to pursue its current objectives. These forward-looking statements are made as of the date of this news release and the Company assumes no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements. Although the Company believes that the beliefs, plans, expectations and intentions contained in this news release are reasonable, there can be no assurance those beliefs, plans, expectations, or intentions will prove to be accurate. Investors should consider all of the information set forth herein and should also refer to the risk factors disclosed in the Company's periodic reports filed from time-to-time with the Securities and Exchange Commission and available at www.sec.gov.